SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)
         Filed by the Registrant                                         ☑
         Filed by a Party other than the Registrant            ☐
         Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
infoGROUP Inc.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

infoGROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 29, 2009

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of infoGROUP Inc., a Delaware corporation (the “Company”), will be held on October 29, 2009, at 9:30 a.m. local time, at the Company’s facility located at 1020 East 1st Street, Papillion, NE, 68046, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect four directors to the Board of Directors, each to serve for a term of three years;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2009; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 14, 2009 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope included for that purpose, or use Internet or telephone voting methods as described on the proxy card. Stockholders attending the Annual Meeting may vote in person even if they have previously returned a proxy.

Sincerely,

/s/  Thomas J. McCusker
Thomas J. McCusker
Executive Vice President
for Business Conduct and General Counsel; Secretary

Omaha, Nebraska
September 30, 2009

infoGROUP INC.

PROXY STATEMENT

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

This proxy statement and our Form 10-K for the fiscal year ended December 31, 2008 are available to shareholders electronically at www.infogroup.com under the caption “Investor Relations.”

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of infoGROUP Inc., a Delaware corporation (“we” or the “Company”), for use at its 2009 Annual Meeting of Stockholders to be held on October 29, 2009, at 9:30 a.m., local time, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s facility located at 1020 East 1st Street, Papillion, NE, 68046. The Company’s telephone number is (402) 593-4500.

These proxy solicitation materials are being mailed on or about September 30, 2009, to all stockholders entitled to vote at the Annual Meeting. The Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2008, including audited financial statements (the “2008 Form 10-K”), is being mailed to stockholders concurrently with this Proxy Statement.

Record Date; Outstanding Shares

Stockholders of record at the close of business on September 14, 2009 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 57,470,076 shares of the Company’s common stock, $.0025 par value per share, were issued and outstanding. For information regarding beneficial ownership of the Company’s common stock by directors, executive officers and holders of more than five percent of the outstanding common stock, see the “Security Ownership” section of this Proxy Statement.

Proxies; Revocability of Proxies

The persons named as the proxy holders, Bill L. Fairfield and Thomas Oberdorf (the “proxy holders”), were selected by the Company’s Board of Directors (the “Board of Directors”) and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxy holders will vote the proxies received by them (i) in favor of the nominees named in this Proxy Statement and (ii) in favor of the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009. The proxy holders are authorized to vote, in their discretion, with respect to such other matters as may be properly brought before the Annual Meeting or any adjournment thereof.

Proxies given pursuant to this solicitation may be revoked at any time before they are voted at the Annual Meeting or any adjournment thereof by delivering written notice of revocation to the Secretary of the Company or by executing a later dated proxy. Stockholders also may revoke such proxies by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. See also the “How to Vote” section of this Proxy Statement.

Voting and Solicitation

The presence in person or by proxy of holders of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Every holder of record of common stock on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for four nominees and, if a quorum is present at the Annual Meeting, the four nominees with the greatest number of votes will be elected. If a quorum is present at the Annual Meeting, an affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote would be required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2009.

The election inspectors will treat abstentions as shares that are present and entitled to vote for the purposes of determining whether a quorum is present. With respect to the election of directors (elected by a plurality of the votes), abstentions will not be taken into account in determining the outcome of the election. With respect to other matters being considered, abstentions will have the same effect as negative votes. The election inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have discretionary authority to vote on one or more of the proposals coming before the meeting as “present” for purposes of determining whether a quorum has been achieved. If a broker indicates on the proxy card that it does not have discretionary authority as to certain shares to vote on a particular matter, including ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, those shares will not be considered as present and entitled to vote with respect to that matter and will not be taken into account in determining the outcome of the votes on that matter.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for their services. The Company will bear the entire cost of solicitation of proxies and the preparation, assembly, printing and mailing of this Proxy Statement, the Notice of the Annual Meeting, the enclosed proxy card and any additional information furnished to stockholders.

Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s common stock for their costs of forwarding solicitation materials to the beneficial owners.

Deadlines for Receipt of Stockholder Proposals

The proxy rules of the Securities and Exchange Commission (the “SEC”) permit stockholders, after timely notice to a company, to present proposals for stockholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted in accordance with the proxy rules. Stockholder proposals that are intended to be presented at the Annual Meeting must have been received by the Company no later than June 2, 2009 to be included in the proxy statement and form of proxy for the Annual Meeting. Any such proposal received after that date will be considered untimely and may be excluded from the Company’s proxy materials.

Stockholder proposals that are intended to be presented at the Company’s 2010 Annual Meeting must be received by the Company no later than June 2, 2010 to be considered for inclusion in the proxy statement and form of proxy for the 2010 Annual Meeting. However, in the event that the date of the 2010 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the deadline for providing the Company notice under the SEC rules will be a reasonable time before the Company begins to print and mail its proxy soliciting materials.

The Company’s Bylaws outline the process for stockholders to follow to nominate a director or present any other business at an Annual Meeting. Among other things, stockholders intending to bring business before an Annual Meeting must provide written notice of such intent to the Secretary of the Company. The notice must be received by the Company no later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date was made, whichever occurs first. The chairman of the Annual Meeting will declare that any business introduced at an Annual Meeting that did not comply with the advance notice requirement was not properly brought before the Annual Meeting and shall not be transacted.

Any stockholder intending to nominate candidates for the Board of Directors must send written notice to the Secretary of the Company at least 30, but no more than 60, days prior to the Annual Meeting. However, if notice or public disclosure of the date of the Annual Meeting is given or made less than 40 days prior to the date of the Annual Meeting, the stockholder notice must be received not later than the close of business on the 10th day following the day on which the notice of the date of the Annual Meeting was mailed or public disclosure of the date was made, whichever occurs first. Among other things, the stockholder notice must include the submitting stockholder’s name, address and stockholdings and pertinent information about the proposed nominee similar to that set forth for the nominees named in this proxy statement. Stockholders desiring to bring matters for action at an annual meeting or to nominate candidates for the Board of Directors should contact the Company’s Secretary for a copy of the relevant requirements.

How to Vote

Even if you plan to attend the Annual Meeting you are encouraged to vote by proxy. You may vote by proxy by one of the following ways:

•	Internet at the address listed on the proxy card;

•	telephone using the toll-free number listed on the proxy card; or

•	returning the enclosed proxy card (signed and dated) in the envelope provided.

If you vote by Internet or telephone, your electronic vote authorizes the proxy holders in the same manner as if you signed, dated and returned your proxy card. If you vote by Internet or telephone, do not return your proxy card.

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the Annual Meeting or by giving written notice of revocation to the Secretary. If you voted by Internet or telephone you may also change your vote with a timely and valid later Internet or telephone vote, or by voting by ballot at the Annual Meeting. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Board of Directors presently consists of nine directors and is divided into three classes with the term of office of one class expiring each year. The Company presently has one class of four directors, one class of three directors and one class of two directors. The terms of office of Vinod Gupta, Gary Morin, Roger Siboni, and Thomas L. Thomas expire at this year’s Annual Meeting. The terms of Bill L. Fairfield and George Krauss expire at the 2010 Annual Meeting. The terms of office of Bernard W. Reznicek, John N. Staples III and Clifton T. Weatherford expire at the 2011 Annual Meeting.

The Company is proposing that the stockholders re-elect the four directors whose terms expire this year (Vinod Gupta, Gary Morin, Roger Siboni, and Thomas L. Thomas), for terms expiring at the 2012 Annual Meeting.

As part of a Stipulation of Settlement, dated August 20, 2008 (the “Stipulation of Settlement”), entered into by the parties in the consolidated complaint In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.) (the “Derivative Litigation”) filed in the Court of Chancery for the State of Delaware in and for New Castle County (the “Court”), Mr. Gupta entered into a voting agreement with the Company dated as of August 20, 2008 (the “Voting Agreement”). The Voting Agreement provides, among others things, that during the period from August 20, 2008 through and including the date of the Company’s 2009 annual meeting of stockholders (or through and including the date on which any action is taken by written consent of the stockholders of the Company in lieu of such annual meeting):

•	At any time that members of the Board are to be elected, Mr. Gupta will vote, or cause to be voted, all of his Subject Shares (as defined below) in support of the election as directors of the Company of any nominee recommended by the Nominating and Corporate Governance Committee of the Board. The term “Subject Shares” means shares of common stock of the Company (including those shares acquired by Mr. Gupta after August 20, 2008) of which Mr. Gupta is the beneficial owner as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Mr. Gupta will not, and will not permit any of his affiliates to, directly or indirectly, take any action in support of, or effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or in any way assist any other person to effect or seek or propose (whether publicly or otherwise) to effect, whether through the dissemination of public statements, the voting of shares of the Company’s common stock, the calling of a special meeting of stockholders, the solicitation of proxies, the submission to the Company of any stockholder proposal in accordance with Rule 14a-8 under the Exchange Act, the institution of any suit or action, or otherwise, the nomination for election as directors of the Company, or the election as directors of the Company, of persons other than those persons recommended by the Nominating and Corporate Governance Committee of the Board.

•	Mr. Gupta will not vote, and will cause his affiliates to refrain from voting, the Subject Shares for any amendment or change to the Company’s certificate of incorporation or bylaws providing for a change in the total number of directors that may constitute the Board, or any other amendment or change to the Company’s certificate of incorporation or bylaws inconsistent with the terms of the Voting Agreement. Upon the resignations of certain former board members pursuant to the Stipulation of Settlement, which have now occurred, the total number of directors on the Board will be limited to no greater than 10.

•	Mr. Gupta will be nominated and recommended for reelection as a director of the Company when he becomes subject to reelection, unless Mr. Gupta is prohibited from serving on the Board by court order or is incapacitated.

For more information on the Stipulation Settlement and the Derivative Litigation, please refer to the 2008 Form 10-K and the Form 8-K/A filed with the SEC on August 22, 2008.

Vote Required

The four nominees receiving the highest number of affirmative votes of the shares represented at the Annual Meeting in person or by proxy and entitled to vote will be elected to the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of directors to be elected.

Unless otherwise instructed, the proxy holders will vote the proxies received for the election of the Company’s four nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” EACH NOMINEE LISTED BELOW

Nominees for Election at the Annual Meeting

The names of the Company’s nominees, and certain information about them, are set forth below.

				Nominated for
			Director	Term
Name of Director	Age	Position	Since	Expiring

Vinod Gupta	63	Director	1972	2012
Gary Morin(1)(3)	60	Director	2008	2012
Roger Siboni(2)(4)	54	Chairman of the Board	2009	2012
Thomas L. Thomas(1)(2)	60	Director	2009	2012

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Strategic Oversight Committee.

Vinod Gupta founded the Company and served as Chairman of the Board from its incorporation in 1972 until July 2008. Mr. Gupta served as Chief Executive Officer of the Company from 1972 until September 1997 and from August 1998 to August 2008. Mr. Gupta holds a B.S. in Engineering from the Indian Institute of Technology, Kharagpur, India, and an M.S. in Engineering and an M.B.A. from the University of Nebraska.

Gary Morin joined the Board of Directors of the Company in October 2008. He served as Executive Vice President for Lexmark International Inc. from 2005 to 2006, when he retired, and Executive Vice President and Chief Financial Officer from 2000 to 2005, and was Vice President and Chief Financial Officer from 1996 to 2000. Prior to Lexmark, he was Executive Vice President and Chief Operating Officer of Huffy Corporation in Dayton, Ohio. While at Huffy, he held a number of positions including President and General Manager of the Huffy Bicycle Co. and President and General Manager of Washington Inventory Service. Morin also served in several financial management positions with Tambrands Inc., General Foods Corp. and The Pillsbury Co. Morin currently serves on the board of directors and is a member of the audit committee of Sealy Corporation (NYSE:ZZ), the leading bedding manufacturer in the world. Morin is also on the board of directors of Citrix Systems, Inc. (NASDAQ:CTXS), a global leader and most trusted name in application delivery infrastructure, and serves as Chairman of its compensation committee and as a member of its nominating and corporate governance committee. He is a member of the Company’s Audit Committee and the Nominating and Corporate Governance Committee.

Roger Siboni joined the Board of Directors of the Company in January 2009. Mr. Siboni was elected as the Company’s Chairman of the Board of Directors on July 31, 2009. He has served in key executive leadership positions with such companies as Epiphany, Inc. (acquired by SSA Global in 2005) and KPMG Peat Marwick LLP. Mr. Siboni served as Chairman of the Board of Epiphany, Inc., a software company that provided customer relationship management solutions, from July 2003 until October 2005 and as President and Chief Executive Officer of Epiphany, Inc. from August 1998 to July 2003. Prior to joining Epiphany, Mr. Siboni spent more than

20 years at KPMG LLP, most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni currently serves as a director for Cadence Design Systems, Inc. (NASDAQ:CDNS), a provider of electronic design automation; Classmates Media Corporation — Classmates.com, a leading online social networking and online loyalty marketing services; Dolby Laboratories, Inc. (NYSE:DLB), which develops sound processing and noise reduction systems for use in professional and consumer audio and video equipment, and ArcSight, Inc. (NASDAQ:ARST), a leading provider of compliance and security management solutions that protects enterprises and government agencies. In addition to his director positions and non-profit work, Mr. Siboni served as chair of the Haas School of Business at UC Berkeley. He is a member of the Company’s Strategic Oversight Committee and the Compensation Committee.

Thomas L. Thomas joined the infoGROUP Board of Directors in January 2009 with over 35 years experience as a technology executive with a broad background both in domestic and international business. Most recently he was President and COO for GXS, Inc., a leading worldwide technology provider of business-to-business EDI and supply chain integration, synchronized and collaboration solutions. Earlier, he was Chairman, President and CEO of HAHT Commerce, an Enterprise Software Company, which was acquired by GXS. Thomas was previously CEO and President of Ajuba Solutions, a provider of integration software, acquired by Interwoven. Prior to this he was Chairman, President, and CEO of Vantive Corporation, a public company and leading customer relationship management software vendor acquired by PeopleSoft. Before joining Vantive, Mr. Thomas was SVP of E-Business and CIO at 3Com, Palm and Dell Computer, as well as VP of Information Systems at both Kraft Foods and Sara Lee. Thomas currently serves as a director for Iteris, Inc. (ITI-AMEX) a leading provider of outdoor machine vision systems and sensors; FrontRange, which is the developer of IT service management and infrastructure management solutions, help desk and CRM; and Infogain, a private company that provides top tier consulting and professional services. He also currently serves as a trustee of Bellarmine University. He is Chairman of the Company’s Compensation Committee and is a member of the Audit Committee.

Incumbent Directors Whose Terms of Office Continue after the Annual Meeting

The names and certain other information about the directors whose terms of office continue after the Annual Meeting are set forth below.

			Director	Term
Name of Director	Age	Position	Since	Expires

Bill L. Fairfield	62	Director/C.E.O.	2005	2010
George Krauss(2)(3)	67	Director	2007	2010
Bernard W. Reznicek(2)(4)	72	Director	2006	2011
John N. Staples, III(4)	63	Director	2007	2011
Clifton T. Weatherford(1)(3)	63	Director	2007	2011

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Strategic Oversight Committee.

Bill L. Fairfield was appointed Chief Executive Officer of the Company on August 20, 2008 and served as Chairman of the Board from July 16, 2008 to August 20, 2008. He has served as a director of the Company since November 2005. Mr. Fairfield currently serves on the Board of Directors and is Chairman of the Audit Committee of The Buckle, Inc. (NYSE: BKE), a retailer of casual apparel, footwear and accessories for young men and women based in Kearney, Nebraska. From 2002 to 2004, Mr. Fairfield was the Executive Vice President of Sitel Corporation, a global provider of outsourced customer support services based in Omaha, Nebraska, and from 1991 to 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., (NYSE), an Omaha-based technology management services company. From 1982 to 1987, Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp. Mr. Fairfield holds a B.S. in Industrial Engineering from Bradley University and an M.B.A. from the Harvard Graduate School of Business.

George Krauss has served as a director of infoGROUP since 2007. Mr. Krauss has been a consultant to The Burlington Capital Group LLC (formerly known as America First Companies, L.L.C.) (“Burlington”) since 1997. From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP in Omaha, Nebraska, and served as the firm’s managing partner from 1983 to 1993, and continued to be of Counsel to the firm until December 2006. Mr. Krauss has extensive experience in corporate, mergers and acquisition and regulatory matters. In addition to his legal education, Mr. Krauss has a Masters of Business Administration and is a registered professional engineer. Mr. Krauss currently serves as a member of the Board of Directors of MFA Financial, Inc. (NYSE:MFA), and as a member of the Board of Managers of Burlington, which is the general partner of America First Tax Exempt Investors LP (NASDAQ:ATAX). He is the Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Compensation Committee.

Bernard W. Reznicek has served as a director of the Company since March 2006 and was the Chairman of the Board from August 2008 to July 2009. Mr. Reznicek is currently President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment, and real estate development company. Mr. Reznicek was an executive with Central States Indemnity Company, a Berkshire Hathaway Company, from January 1997 until January 2003. Mr. Reznicek served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997. He served as Chairman and Chief Executive Officer of Boston Edison from September 1987 to July 1994. Prior to being recruited to lead Boston Edison, he served in various executive positions over his 30 year career at Omaha Public Power District (OPPD). He was President and Chief Executive Officer of OPPD from 1981 to 1987. Mr. Reznicek currently serves as the Chairman of the Board of Directors of CSG Systems International, Inc. (NASDAQ: CSGS), and is a director of Pulte Homes, Inc. (NYSE: PHM). Mr. Reznicek holds a B.S. in Business Administration from Creighton University and an M.B.A. from the University of Nebraska. He is currently Chairman of the Company’s Strategic Oversight Committee, and a member of the Compensation Committee.

John N. Staples, III was elected to the Board of Directors of the Company in November 2007. He is an attorney practicing in San Francisco, California. He is a former director of Valley National Bank, of Salinas, California, a subsidiary of Household International Inc., and of Household Bank, FSB, also a subsidiary of Household International, Inc. Mr. Staples has also served on numerous professional and charitable Boards in San Francisco and Monterey, California. He is a graduate of Trinity College and Pepperdine University School of Law. Mr. Staples was a helicopter pilot in the United States Marine Corps serving in Vietnam in 1970-1971. He is a retired Lieutenant Colonel in the United States Air Force Reserves. Mr. Staples serves as a member of the Company’s Strategic Oversight Committee.

Clifton T. Weatherford joined the Board in December 2007. Mr. Weatherford retired in January 2003 as Executive Vice President and Chief Financial Officer of Business Objects S.A. With over 37 years in the global technology industry, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger, and Tandem Computers in the US, Europe, and Japan. He currently serves on the boards of Tesco Corporation (NASDAQ:TESO), Advanced Analogic Technologies (NASDAQ:AATI), SMART Modular Technologies (NASDAQ:SMOD), Mellanox Technologies (NASDAQ:MLNX), and several private companies. In 2003, Mr. Weatherford was instrumental in leading Peregrine Software to emerge from Chapter 11. He has also served as a panelist for The National Association of Corporate Directors, The National Investor Relations Institute, Pillsbury Winthrop/Ernst & Young, and the KPMG Audit Committee Institute. In July 2007, Mr. Weatherford was named by SEC Chairman Christopher Cox to the Federal Advisory Committee on Improvements to Financial Reporting (CIFiR). The committee submitted their final report in August 2008. Mr. Weatherford is the Chairman of the Company’s Audit Committee and a member of the Nominating and Corporate Governance Committee.

Board Meetings and Committees

The Board of Directors met seventeen times during 2008. Our Independent Directors (as such term is defined in the Stipulation of Settlement) have the opportunity to meet separately, including in sessions following regularly scheduled Board meetings. During 2008, our Independent Directors held three sessions in which only the Independent Directors participated. The Board of Directors has determined that the following members of the Board and nominees for election to the Board are independent as defined by the rules for companies listed on the

NASDAQ Global Select Market and as defined by the Stipulation of Settlement: George Krauss, Gary Morin, Bernard W. Reznicek, Roger Siboni, Thomas L. Thomas, and Clifton T. Weatherford.

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic Oversight Committee. The duties of each committee are described below.

The Audit Committee currently consists of Clifton T. Weatherford (Chair), Gary Morin and Thomas L. Thomas. During 2008, the Audit Committee met ten times. During fiscal year 2008, the members of the Committee were Dr. Vasant H. Raval (Chair from January 1, 2008 until January 25, 2008 and member from January 1, 2008 until September 12, 2008), Bill L. Fairfield (Chair from January 25, 2008 until July 16, 2008 and member from January 1, 2008 until August 20, 2008), Bernard W. Reznicek (from January 1, 2008 until January 30, 2009), Clifton T. Weatherford (Chair from July 16, 2008 until present and member from January 25, 2008 until present), George Krauss (from September 12, 2008 until January 30, 2009), and Gary Morin (from October 24, 2008 until present). Among other duties, the Audit Committee selects the Company’s independent auditors, reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company’s independent auditors, and pre-approves all audit and permissible non-audit services provided by the auditors. Before the Company’s independent accountant is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. The Audit Committee Charter is posted on the Company’s website at www.infogroup.com under the caption “Corporate Governance.” Each member of the Audit Committee is independent, as independence for audit committee members is defined by the applicable rules and regulations of the SEC and the NASDAQ Global Select Market. The Audit Committee has determined that Clifton T. Weatherford, Gary Morin and Thomas L. Thomas are “audit committee financial experts” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K within the meaning of SEC regulations.

The Compensation Committee currently consists of directors Thomas L. Thomas (Chair), George Krauss, Bernard W. Reznicek, and Roger Siboni. During 2008, the Compensation Committee met eight times. During fiscal year 2008, the members of the Committee who determined the compensation of our executive officers were Bernard W. Reznicek (Chair from January 1, 2008 until June 1, 2009 and member from January 1, 2008 until present), Robin S. Chandra (from January 25, 2008 until February 6, 2009), George F. Haddix (from January 25, 2008 until August 20, 2008), Clifton T. Weatherford (from September 12, 2008 until January 30, 2009), and Dennis P. Walker (from January 1, 2008 until January 25, 2008). The Compensation Committee establishes the compensation of the Company’s executive officers and administers existing and future stock and option plans of the Company, including the Company’s 2007 Omnibus Incentive Plan. The details of determining the compensation of the Company’s executive officers are described under the heading “Compensation Discussion and Analysis.” The Compensation Committee Charter is posted on the Company’s website at www.infogroup.com under the caption “Corporate Governance.” Each current member of the Compensation Committee is independent, under the applicable rules and regulations of the SEC and the NASDAQ Global Select Market.

The Nominating and Corporate Governance Committee currently consists of George Krauss (Chair), Gary Morin and Clifton T. Weatherford. During 2008, the Nominating and Corporate Governance Committee met four times. During 2008, Nominating and Corporate Governance Committee members were Bill L. Fairfield (from January 1, 2008 until August 20, 2008), George Haddix (from January 1, 2008 until August 20, 2008), Bernard W. Reznicek (from January 1, 2008 until January 25, 2008), George Krauss (from January 25, 2008 until present), Robin S. Chandra (from September 12, 2008 until February 6, 2009), and Clifton T. Weatherford (from September 12, 2008 until present). The Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors qualified director candidates; makes recommendations to the Board of Directors regarding Board committee membership; establishes, implements, and monitors practices and processes regarding corporate governance matters; and makes recommendations regarding management succession planning. The Nominating and Corporate Governance Committee Charter is posted on the Company’s website at www.infogroup.com under the caption “Corporate Governance.” Each current member of the Nominating and Corporate Governance Committee is independent, under the applicable rules and regulations of the SEC and the NASDAQ Global Select Market.

The Nominating and Corporate Governance Committee identifies director candidates primarily by considering recommendations made by directors, management and stockholders. The Nominating and Corporate Governance Committee also has the authority to retain third parties to identify and evaluate director candidates and to approve any associated fees or expenses. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The criteria applied by the Nominating and Corporate Governance Committee in the selection of director candidates are the same whether the candidate was recommended by a Board member, an executive officer, a stockholder, or a third party, and accordingly, the Board has not deemed it necessary to adopt a formal policy regarding consideration of candidates recommended by stockholders. Director candidates are evaluated on the basis of a number of factors, including the candidate’s background, skills, judgment, diversity, industry experience applicable to the Company’s business, experience with companies of comparable complexity and size, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s independence or lack of independence, and the candidate’s qualifications for committee membership. The Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of these factors, and considers each director candidate in the context of the current needs of the Board as a whole. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has selected Vinod Gupta, Gary Morin, Roger Siboni, and Thomas L. Thomas as nominees for election as directors at the Annual Meeting. Messrs. Gupta, Morin, Siboni, and Thomas are incumbent directors.

The Strategic Oversight Committee currently consists of Bernard W. Reznicek (Chair), Roger Siboni, and John N. Staples III. The Strategic Oversight Committee was formed in January 2009 to consider and oversee strategic planning at the Company in conjunction with management.

Attendance at Board Meetings and Annual Meeting

All of the directors of the Company attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served at that time. Directors of the Company are encouraged to attend the annual stockholders’ meeting and six members attended the 2008 Annual Meeting of Stockholders.

Board Contact Information

If you would like to contact the Board of Directors, any Director, or any committee of the Board of Directors, you can write to the Company, c/o Secretary, 5711 South 86th Circle, Omaha, Nebraska 68127. All communications will be compiled by the Secretary of the Company and submitted to the Board or the applicable committee or director on a periodic basis.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.infoGROUP.com under the caption “Corporate Governance.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Jordan Mallin, the son of Ed Mallin, is an employee of the Company and received $122,042 in salary and compensation for fiscal year 2008 and $193,861 in salary and compensation during the period January 1, 2009 through September 4, 2009.

Laurel Gupta, the spouse of Vinod Gupta, is a former employee of the Company and received $132,494 in salary and compensation for fiscal year 2008, of which $29,999 was related to her severance agreement. She received $89,997 in severance during the period January 1, 2009 through September 4, 2009. Ms. Gupta was terminated in August 2008 and entered into a severance agreement which entitled her to receive $129,996 to be paid over one year from date of termination.

The Company has paid legal expenses associated with the SEC investigation for director Vinod Gupta and former director Elliot S. Kaplan. The payments made on behalf of Mr. Kaplan were made to the law firm, Robins, Kaplan, Miller & Ciresi L.L.P. The Company paid a total of $32,559 to this law firm during 2008 and $59,516 to this law firm during the period January 1, 2009 through July 31, 2009 on behalf of Mr. Kaplan. Payments made on behalf of Vinod Gupta were $1,022,118 during 2008 and $3,468,955 during the period January 1, 2009 through July 31, 2009.

Pursuant to the Stipulation of Settlement, Mr. Gupta has agreed to pay the Company $9.0 million incrementally over four years. Mr. Gupta’s first payment to the Company, in the amount of $2.2 million, was received on January 6, 2009.

The Company paid $24,000 for rent, and $6,000 for association dues during 2008 for a condominium owned by Jess Gupta, and used by the Company. Jess Gupta is the son of Vinod Gupta. The Company’s rental of this condominium was discontinued in August 2008.

During 2009 and 2008 Everest Inc. (f/k/a Vinod Gupta & Company, f/k/a Annapurna Corporation), Everest Investment Management LLC and Everest Capital Partners, Inc. rented office space in a building owned by the Company. Everest Inc., Everest Investment Management LLC and Everest Capital Partners, Inc. are owned by Mr. Gupta and his three sons. The reimbursements received by the Company from Everest Inc., Everest Investment Management LLC and Everest Capital Partners, Inc. for rental of office space totaled $6,000 and $19,000 during 2009 and 2008, respectively. The use of the Company office space by Everest Inc., Everest Investment Management LLC and Everest Capital Partners, Inc. was terminated in April 2009. The Company received reimbursements from Everest Inc. for shared personnel services of $19,000 during 2008. These shared services were terminated in August 2008. Additionally, the Company received other miscellaneous expense reimbursements from Everest Inc. of $14,000 during 2008.

The Company received reimbursements for use of office space from PK Ware, Inc., an entity of which George Haddix, who was a director of the Company at that time, is a majority shareholder. Reimbursements received from Dr. Haddix were $6,000 during 2008. The Company received $3,000 for reimbursements for use of office space from John N. Staples III, who is a director of the Company, during 2008. The use of Company office space by each of Dr. Haddix and Mr. Staples was terminated in September 2008.

The Company has adopted a written policy that the Audit Committee pre-approve all transactions between the Company and our officers, directors, principal stockholders and their affiliates with a value equal to or greater than $120,000. Any transactions between the Company and our officers, directors, principal stockholders and their affiliates with a value of less than $120,000 are reviewed by the Audit Committee but may be approved by the EVP for Business Conduct and General Counsel (or, in appropriate circumstances, his delegee).

As part of the Company’s ongoing monitoring of its related-party transactions, we updated (in 2009) the nepotism policy contained within our policy regarding Transactions in Which Related Persons Have an Interest. See the revised policy posted on the Company’s website at www.infogroup.com under the “Corporate Governance” tab, in the “Related-Party Transactions Policy” document.

As previously disclosed, the Company is producing documents pursuant to a request from the Denver Regional Office of the SEC as part of an SEC investigation. The requested documents relate to the allegations made in the Derivative Litigation, as well as related party transactions, expense reimbursement, other corporate expenditures, and certain trading in the Company’s securities. The SEC has issued subpoenas to the Company and a number of its current and former directors and officers, and the Company has cooperated and intends to continue to cooperate fully with the SEC’s requests. Because the investigation is ongoing, the Company cannot predict the outcome of the investigation or its impact on the Company’s business or reporting, including whether the amounts of the personal benefits as reported by the Company for Mr. Gupta may change.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the “Summary Compensation Table” and related discussion provided below. The term Named Executive Officers (“NEOs”) refers to the executive officers listed in the “Summary Compensation Table.” Our CD&A addresses the following items:

•	overview of executive compensation;

•	how we determine executive compensation;

•	our philosophy regarding executive compensation;

• objectives of executive compensation elements;

•	executive compensation decisions for fiscal year 2008;

•	severance and change in control considerations; and

•	tax and accounting considerations.

Overview of Executive Compensation

The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing, implementing and monitoring the administration of our executive compensation programs in accordance with the Company’s compensation philosophy and strategy, and for approving executive compensation (other than for the Chief Executive Officer, for whom the Committee makes recommendations to the full Board). The Committee also works in conjunction with the Independent Directors (as such term is defined in the Stipulation of Settlement) to determine equity plan awards. The Committee seeks to reward the Company’s executive officers in a fair, reasonable and competitive manner. The compensation program consists of base salary, annual short-term incentives (both performance-based and discretionary), long-term equity-based incentive compensation, and personal benefits.

During fiscal year 2008, the members of the Committee who determined the compensation of our executive officers were Bernard W. Reznicek (Chair from January 1, 2008 until June 1, 2009 and member from January 1, 2008 until present), Robin S. Chandra (from January 25, 2008 until February 6, 2009), George F. Haddix (from January 25, 2008 until August 20, 2008), Clifton T. Weatherford (from September 12, 2008 until January 30, 2009), and Dennis P. Walker (from January 1, 2008 until January 25, 2008).

How We Determine Executive Compensation

The Role of the Committee.  Executive compensation is determined by the Committee, which meets at least quarterly to consider issues relating to executive compensation. It draws on internal and external resources to provide necessary information and recommendations, as appropriate. In 2008, the Committee met eight times. Each year, the Committee (1) reviews its Charter to ensure that it remains consistent with stockholder interests and good corporate governance principles and (2) performs an evaluation of its performance. In 2008, the Committee engaged in the following activities related to executive compensation to ensure it carried out its responsibilities as outlined in the Charter:

•	reviewed each element of compensation of the NEOs;

•	reviewed and approved corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and made a recommendation to the Board with regards to the CEO’s compensation levels;

•	considered and made recommendations to the Board of Directors with respect to the adoption, amendment, administration or termination of compensation, welfare, benefit, pension and other plans related to the compensation of current and former employees of the Company;

•	reviewed and approved the CD&A as required by the SEC and certified the CD&A and its contents through the issuance of the Compensation Committee Report; and

•	retained legal, accounting and other relevant advisors as it deemed necessary to carry out its fiduciary responsibilities at the Company’s expense.

In addition, each member of the Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act’), an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and an Independent Directors under the applicable rules of the NASDAQ Global Select Market.

For the benefit of our stockholders, the Compensation Committee Charter is posted on the Company’s website at www.infogroup.com under the caption “Corporate Governance.”

The Committee, in carrying out the responsibilities as outlined in its Charter, is wholly responsible for determining the compensation paid to the executive officers, other than the CEO, and recommending the compensation of the CEO to the Board. The Board determines the compensation of the CEO. The CEO is not present during Board or Committee deliberations or voting on the compensation of the CEO.

The Role of Executive Officers.  In January 2008, our former CEO reviewed the performance of Mr. Mallin, Mr. Dean, Mr. Israelsen and Dr. Mahnke, the NEOs employed by the Company at that time. Based on this review, the former CEO made compensation recommendations to the Committee, including recommendations for base salary adjustments, actual annual incentive award recommendations, and performance metrics for determining such awards at the end of 2008. In January 2009, Bill L. Fairfield, our current CEO, made compensation recommendations for the executive officers, including base salary adjustments, annual incentive awards to be granted for 2008 performance and metrics for determining 2009 annual incentive awards. Although the Committee considered these recommendations, it retained full discretion to set all compensation for the NEOs. The Committee has the discretion to invite the CEO to be present during the Committee’s deliberations on the compensation of the NEOs.

The Role of the Compensation Consultant.  Under the Committee’s Charter, the Committee has the authority to retain consultants to aid in its duties from time to time. Pursuant to this authority, in 2007, the Committee retained Pearl Meyer & Partners (“PM&P”), an outside executive compensation consulting firm. PM&P assists the Committee with the collection and interpretation of competitive market data and prevalence information with regard to executive compensation levels and executive compensation plan design. PM&P is engaged by, and reports directly to, the Committee. PM&P works with the Committee, in conjunction with management, to design the Company’s compensation programs to support our business strategy.

PM&P also participates in executive sessions of Committee meetings, where no members of Company management are present.

Employment Agreements.  The Committee has negotiated and approved employment agreements with executive officers of the Company, including compensation terms commensurate with those of similarly-situated companies. In December 2008, the Committee negotiated and approved employment agreements with Mr. Fairfield and Mr. Oberdorf.

Compensation Benchmarking.  It is crucial to our long-term performance that we are able to attract and retain a strong leadership team. To facilitate retention of executive officers, it is critical that we are able to offer compensation opportunities competitive with those available to them in equivalent positions in our industry or at other publicly-traded or similarly-situated companies. The Committee considers publicly-available information concerning executive compensation levels paid by other companies in our industry and in relevant labor markets as one factor in determining appropriate compensation levels.

In 2008, PM&P provided the Committee with counsel on compensation plan design and compensation levels for the CEO and the other senior executives, including each of the NEOs. PM&P assisted the Committee by providing market compensation data on base pay, as well as annual and long-term incentives, as further discussed below.

Peer Group.  The Company primarily competes for talent in the information collection and distribution industry and benchmarks executive compensation levels against other publicly-traded companies in this industry. In 2008, the Committee referred to the following peer group, developed by PM&P, of publicly-traded companies in the information collection and distribution industry for benchmarking executive compensation.

• Acxiom Corporation	• Fair Isaac Corporation	• MSC Industrial Direct
• Dun & Bradstreet Corporation	• Gartner Incorporated	• Salesforce.com
• Equifax Incorporated	• Harte-Hanks Incorporated	• Valassis Communications, Incorporated
• FactSet Research Systems, Inc.	• Lamar Advertising Company

This peer group was developed to reflect the size and growth profile of the Company. Data is generally size-adjusted as appropriate to account for the size of the companies in the peer group relative to the Company.

Other Market Comparisons.  PM&P also provides the Committee with competitive data from compensation surveys conducted by other compensation consulting firms. These surveys collect compensation information from hundreds of companies for different positions in a variety of industries. These compensation surveys were queried to analyze the types and levels of compensation paid to executive officers (with responsibilities similar to those of our executive officers) of companies comparable in size and growth profile to the Company.

In addition, PM&P periodically provides the Committee and management with market data on a variety of compensation-related topics.

The Committee considers the competitive data from the peer group and from the compensation surveys but does not rely on it exclusively in making decisions with regard to executive compensation levels. Because the Company does not rely on compensation surveys exclusively, the specific compensation survey participants were not material to our decisions regarding executive compensation. Finally, the Committee was not aware of any individual participant in these surveys.

Our Philosophy Regarding Executive Compensation

We believe that it is in the best interest of the Company and its stockholders to employ talented, committed, high-performing leaders who can sustain and improve the Company’s performance. We believe that executive compensation must serve to:

•	align the interests of executives and stockholders;

•	attract and retain top executives;

•	reward executives for meeting and exceeding financial and strategic business goals;

•	motivate executives to perform at their highest potential;

•	reinforce a sense of teamwork through common objectives and shared rewards for performance;

•	provide a competitive pay opportunity; and

•	maintain internally fair and equitable compensation levels and practices.

The Committee does not necessarily target a specific position within the external market (i.e., the 50th percentile) but rather evaluates total compensation within the context of a number of factors described in greater detail below.

Objectives of Executive Compensation Elements

Each NEO’s annual total compensation is composed of a mix of fixed and variable compensation elements, consisting of:

•	base salary;

•	annual cash incentive plan;

•	long-term equity incentives; and

•	other benefits.

We expect that this mix can and should change from time to time as our business needs and objectives evolve, and as external business and market circumstances change. The Committee reviews the combined value of all of the elements of compensation awarded in previous years, both targeted and actual, when considering proposed compensation for the current year.

We believe that it is appropriate to take a holistic view of each executive officer’s total compensation opportunity and review it annually on a prospective basis. The Company believes the value of an executive’s performance cannot be measured solely by reference to objective performance indicators or based on a simple formulaic approach; compensation should be awarded based on consideration of both objective and subjective factors. Therefore, we retain discretion to adjust different compensation elements based on particular facts and circumstances and consider other subjective factors.

Base Salary.  The objectives of the Company’s base salary element are to allow the Company to attract and retain qualified executives and to recognize and reward individual performance. The following items are considered when determining actual base salaries and making adjustments to base salaries:

•	our past performance and expectations of future performance;

•	individual scope of responsibility, performance and experience;

•	competitive compensation data from the peer group and other market comparisons;

•	historical salary levels; and

•	the recommendations of the CEO (only with respect to other NEOs).

Annual Cash Incentive Plan.  The objectives of our Annual Cash Incentive Plan, which consists of annual performance-based cash incentives and discretionary bonuses, are to:

•	reward executives for meeting financial and strategic business goals and objectives;

•	motivate executives to perform at their highest potential;

•	reinforce a sense of teamwork through common objectives and shared rewards for performance; and

•	align the interests of executives and stockholders.

For performance-based cash incentives, target award opportunities are established at the beginning of each year. Actual awards of performance-based cash incentives are predicated on:

•	the Company’s and individual’s performance against goals and objectives established at the beginning of the year, which rewards executives for meeting financial and strategic business goals and objectives; and

•	the Committee’s assessment of individual performance, which motivates executives to perform at their highest potential.

Each year the Committee selects performance measures and goals for the performance-based cash incentive portion of the Annual Cash Incentive Plan. The Company believes the performance measures and goals support stockholder value creation and align the interests of executives and stockholders.

For business unit heads, performance goals are often based on business unit-specific performance goals to reward executives when their business unit meets financial and strategic business goals and objectives.

The Committee has also used discretionary bonus awards in the past. The Committee considers a number of factors in determining who will receive a discretionary bonus award and the size of the award. Historically, discretionary cash bonuses have been made to recognize extraordinary efforts in the context of:

•	actual performance not warranting a formulaic incentive award because of changing business conditions; or

•	the completion of special projects (such as a business acquisition) or strategic initiatives.

The Committee believes it is important that it retain the authority to consider the strategic importance of items with respect to the payment of discretionary bonuses, as these items are not necessarily part of any business or strategic plan developed at the beginning of the year.

Long-term Equity Incentives.  While the Committee focused on cash compensation for our executive officers in recent years and through most of 2008, the Committee, in conjunction with the disinterested Independent Directors on the board, implemented long-term equity incentives for executives near the end of 2008. The equity-based component is intended to provide significant incentives directly linked to the long-term performance of the Company. All equity grants are approved by a majority vote of the disinterested Independent Directors of the Board.

Benefits and Perquisites.  We offer a variety of health, welfare and qualified retirement programs to all employees, including our NEOs. The health, welfare and retirement programs available to our NEOs are the same as those offered to all employees. The Company believes that offering a competitive benefits program is necessary to attract high-caliber executive talent. The Company does not offer any supplemental benefit programs, such as a supplemental executive retirement plan (SERP), to any NEO.

In the past, the Company also has offered certain perquisites, generally restricted to NEOs. As described below, as a result of the Special Litigation Committee’s investigation, the Independent Directors implemented a policy essentially eliminating such perquisites in October 2008. Please see the “All Other Compensation” column in the “Summary Compensation Table” (and the related discussion in the footnotes thereto) provided below for more detailed information on the perquisites and personal benefits received by the NEOs during fiscal years 2006, 2007, and 2008.

The Special Litigation Committee, whose activities are described in more detail in Item 9A of our 2007 Form 10-K/A, reviewed, among other things, certain expense reimbursements (including those for lodging, flights, meals, private club memberships, the use of the former chief executive officer’s residences, and legal fees incurred by the former chief executive officer) and certain other corporate expenditures (including for the usage of aircraft, a yacht and automobiles, premiums for life insurance policies, salaries of several employees and grants of stock options).

Based on its review, the Special Litigation Committee found that various expense reimbursements and corporate expenditures were excessive and approved a series of remedial measures relating to perquisites and personal benefits. These measures have been implemented by the Company and include the following, which are designed to continue in effect at least until December 31, 2013:

•	A new position of Executive Vice President for Business Conduct and General Counsel has been created. The Executive Vice President for Business Conduct and General Counsel will, among other things, approve certain expense reimbursement requests as determined by the Independent Directors (as such term is defined in the Stipulation of Settlement).

•	The Independent Directors developed and approved a new delegation of authority protocol to specify the size of transactions each officer is permitted to enter into on behalf of the Company. Among other things, pursuant to the protocol, the following will require prior approval by the Chairman of the Board, the Chairman of the Audit Committee and the Executive Vice President for Business Conduct and General Counsel (and a subsequent report to the Audit Committee): the purchase or lease of aircraft or motor vehicles (not including conventional car rentals); mortgage or rental payments on offices, homes, apartments or any other real property not used exclusively for business purposes; and club membership fees.

•	The Independent Directors mandated, in the delegation of authority, a business expense policy applicable to all employees of the Company. The policy prohibits the reimbursement of any expense that is not a legitimate business expense. The policy also provides guidance as to determining what is and what is not a proper business expenditure. In this regard, the policy prohibits the use of Company resources (including corporate credit cards) for personal expenses, requires restitution of any expenditure later deemed personal, and includes a compensation hold-back feature to ensure that restitution is made when necessary.

•	All company reimbursements for expenses are subject to uniform, company-wide policies and procedures.

•	As mentioned above, the delegation of authority adopted by the Independent Directors eliminated any Company expense that conveys to any employee a significant personal benefit unrelated to the Company’s business interests.

Copies of the policies implementing the remedial measures adopted by the Special Litigation Committee are posted on the Company’s website at www.infogroup.com under the caption “Corporate Governance.”

Executive Compensation Decisions for Fiscal Year 2008

For the fiscal year ended December 31, 2008, the principal components of compensation for the NEOs were: base salary; annual incentive plan consisting of performance-based cash incentive awards; equity-based awards; and other personal benefits and perquisites.

Base Salary.  On an annual basis (and/or at the time of promotion), the Committee reviews individual base salaries of the NEOs. Salary increases are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year in the context of competitive market data.

The Committee does not assign relative weights or rankings to the different factors previously discussed to determine base salary, but instead makes a determination based upon the consideration of all factors.

At its meeting in January 2008, the Committee determined base salary levels for Mr. Dean at $380,000, Mr. Mallin at $660,000, Mr. Israelsen at $400,000, and Dr. Mahnke at $332,000. Effective in September 2008, the Committee approved increases to salaries for Mr. Dean and Mr. Mallin. The salaries at fiscal year-end December 31, 2008 for these NEOs are as follows:

		Fiscal Year-End	Fiscal Year-End	Percent Increase
		December 31, 2008	December 31, 2007	(Decrease) for
NEO	2008 Position	Base Salary	Base Salary	Fiscal Year 2008

Stormy L. Dean	Chief Financial Officer	$451,100	$300,000	50%
Edward C. Mallin	President, Services Group	$804,700	$600,000	34%
Mark Israelsen	President, SalesGenie.com	$400,000	$—	—
Dr. Greg Mahnke	President, Macro International	$332,000	$332,000	—

The Committee approved an employment agreement with Mr. Israelsen in connection with his appointment as President of SalesGenie.com in January 2008, which such agreement was entered into on February 1, 2008. That agreement provides for (1) a base salary of $400,000 per year, (2) the opportunity for annual cash incentives based on the annual growth rate of SalesGenie.com; (3) an additional bonus of $100,000 per quarter for the first 12 quarters of employment; (4) other long-term incentives; and (5) a right to receive severance payments under certain conditions. In a related agreement, Mr. Israelsen agreed to post-employment non-competition and non-solicitation obligations.

Mr. Fairfield was appointed CEO on August 20, 2008, and the Committee deferred a decision concerning his base salary at that time. In October 2008, the Committee recommended, and the Board approved, a base salary of $750,000 per year for Mr. Fairfield. In December 2008, the Committee also negotiated and approved an employment agreement incorporating the guidelines for Mr. Fairfield’s compensation established by the Board in October 2008. Mr. Fairfield’s agreement provides for (1) a base salary of $750,000 per year, (2) the opportunity for annual cash incentives based upon achievement of individual and objective Company performance criteria, (3) other long-term incentives which may be awarded from time to time, and (4) a right to receive severance payments under certain conditions. This agreement was ratified by the Board in January 2009. As part of the agreement, Mr. Fairfield agreed to post-employment non-competition and non-solicitation obligations.

The Committee negotiated and approved an employment agreement with Thomas Oberdorf in connection with his appointment as CFO on December 5, 2008, providing for (1) a base salary of $425,000 per year, (2) a one-time sign-on bonus of $100,000, (3) the opportunity for annual cash incentives based upon achievement of individual and objective Company performance criteria, (4) other long-term incentives which may be awarded from time to time, (5) Company paid relocation expenses and (6) a right to receive severance payments under certain conditions. As part of the agreement, Mr. Oberdorf agreed to post-employment non-competition and non-solicitation obligations.

Mr. Gupta, whose base salary had not yet been established for 2008, resigned as CEO on August 20, 2008. His severance arrangements are described below under the heading “Other Potential Post-Employment Payments.”

Annual Cash Incentive Plan.  The 2008 Annual Cash Incentive Plan was designed to motivate and reward the NEOs for achievement of high levels of operating performance and to motivate executives to perform at their highest potential. NEOs were eligible for performance-based cash incentives under the plan based primarily upon achievement, both by the individual officer and the Company, of performance goals established for the year, as well as on the Committee’s assessment of individual performance.

The Committee set minimum (threshold), target and maximum levels for each performance measure.

As a general rule, we believe that performance goals should be set at levels that reflect excellent performance, superior to the results of median-performing companies in our industry. Achieving performance goals requires significant effort on the part of the NEOs and the Company. At the same time, performance goals should be realistically achievable to provide the appropriate degree of motivation. To achieve this objective, in making the annual determination of the minimum, target and maximum performance goals, the Committee considers:

•	the specific circumstances facing the Company in the current year;

•	financial objectives of our strategic plan; and

•	stockholder expectations regarding the Company’s performance.

The minimum performance goal reflects the Committee’s minimum level of acceptable performance. If the Company does not achieve the minimum performance goal, performance-based cash incentive awards will not be made. The maximum performance goal reflects a level of performance that would significantly exceed the Committee’s and the Company’s expectations of performance.

At the end of each fiscal year, the Committee also completes an assessment of individual performance relative to the goals that were set at the beginning of each year. These individual performance goals motivate and reward strong Company performance in relation to key metrics such as EBITA “earnings before interest expense, income taxes and amortization”, revenue and earnings per share. Specifically, the Committee compared the actual performance to the performance goals set at the beginning of the year, and linearly interpolated the amount of incentive to be paid to each individual based on actual Company performance.

For 2008, the Committee selected the following performance measures and the performance goals required for Messrs Mallin and Dean to earn the indicated cash bonus. Each of the performance measures was equally weighted.

Performance Measures	Threshold	Target	Maximum

Revenue	$748 million	$768 million	$788 million
EBITA	$114 million	$118 million	$123 million
EPS	84¢ per share	88¢ per share	94¢ per share
Year End Bonus As % of Salary	50% of salary	75% of salary	100% of salary

The Committee uses straight line interpolation in determining the year end bonus if actual performance occurs between goals. The performance measures and targets disclosed above are done so solely in the context of the annual cash incentive plan for 2008 and are not statements of management’s expectations or estimates of future results or other guidance. Investors are cautioned not to apply these statements to other contexts.

The exhibit below shows the threshold, target, maximum performance-based cash incentive opportunity for each executive.

Annual Performance-Based Cash
Incentive Opportunity as a Percentage of Salary
NEO	Threshold	Target	Maximum

Stormy L. Dean	50% of salary	75% of salary	100% of salary
Edward C. Mallin	50% of salary	75% of salary	100% of salary

The performance levels were not met for 2008 and therefore, no performance based year end bonuses were paid for 2008.

Mr. Fairfield, Mr. Oberdorf, and Mr. Gupta did not participate in the 2008 Annual Cash Incentive Plan. The employment agreement with Mr. Israelsen provides that he is eligible for an annual cash bonus equal to his base salary multiplied by a percentage that is equal to two times the annual growth rate of SalesGenie.com. Based on this calculation, Mr. Israelsen did not receive an annual performance based cash award for 2008. Dr. Mahnke’s annual performance based cash award is based on 10% of operating income over $13 million for the Macro International division. Based on this calculation, Dr. Mahnke received an annual performance based cash award of $261,398 for 2008.

As previously discussed, the Committee also retains the authority to provide discretionary cash bonuses to NEOs. During 2008 discretionary bonuses were awarded to Mr. Dean in the amount of $50,000, and Mr. Mallin in the amount of $150,000. Mr. Mallin was awarded his discretionary bonus for 2008 based on his leadership of the Services Group, the performance of that group during the year despite a difficult economy, and in recognition that his total compensation was below the average of his peer group for the year. Mr. Dean was awarded his discretionary bonus for 2008 based on his leadership during the management transition at the Company, his increased and exceptional participation since the management changes of August 2008, and in recognition that his total compensation was below the average of his peer group for the year.

In January 2009, the Committee selected the participants and received input from management on the performance goals for the 2009 annual incentive program. The objective financial performance goals for most NEOs in 2009 are based on divisional and corporate operating income. For individuals who do not have responsibility for revenue producing areas of the Company, the financial performance goals are based on operating income and different forms of cost containment. All NEOs have also been provided with subjective goals related to Company and individual performance as well.

Long-term Equity Incentives.  The Company did not actively use long-term incentives through most of 2008. After the management changes in August, the Committee reviewed its prior focus on cash compensation, developing the view that the Company needed to add an equity-based component. The equity-based component is intended to provide significant incentives directly linked to the long-term performance of the Company and the performance of our stock price.

The Committee considered the balance between short-term and long-term incentives for executive officers. In December 2008, the Committee recommended to the Independent Directors, and the Independent Directors approved, the grant of restricted stock units to all executive officers. The award amounts (other than those for the CEO) were recommended by the CEO, based in part on the income level and relative importance of the executive officer. The vesting provisions for these restricted stock units are described within the “Grants of Plan-Based Awards” table.

Restricted Stock
Name	Units Granted (#)

B. Fairfield	200,000
S. Dean	25,000
T. Oberdorf	117,080
E. Mallin	100,000
M. Israelsen	40,000
G. Mahnke	25,000

Other Personal Benefits and Perquisites.  Our NEOs are entitled to participate in the same health, welfare and retirement programs offered to all employees. These programs include tax-qualified 401(k), medical, dental and vision coverage and wellness programs, use of our employee assistance program, short and long-term disability, and paid time off in accordance with company policies. For programs to which employees contribute premiums, executives are subject to the same premium structure as other exempt employees.

In addition to the benefits programs described above, in the past we also provided our executives with certain perquisites of a more personal nature, to the extent they serve a legitimate business function. However, the Special Litigation Committee’s review, as described above, has found that various expense reimbursements and corporate expenditures related to perquisites were excessive. Based on the Special Litigation Committee’s review, the Independent Directors eliminated material perquisites for Company executives. For information on the perquisites and personal benefits received by the NEOs during fiscal years 2006, 2007 and 2008, please see the “All Other Compensation” column in the “Summary Compensation Table” and related discussions in the footnotes thereto provided below. Please refer to (i) Item 9A of the 2007 Form 10-K/A for more information on the Special Litigation Committee’s findings and (ii) the Form 8-K/A filed with the Securities and Exchange Commission on August 22, 2008 for the final remedial measures adopted in connection with the Stipulation of Settlement. Copies of the policies implementing the remedial measures adopted by the Special Litigation Committee are available on our website www.infogroup.com under the caption entitled “Corporate Governance”.

Severance and Change in Control Considerations

Mr. Dean and Mr. Mallin entered into severance agreements with the Company in February 2006 that provide for certain payments upon termination of employment and/or change in control. The Company’s employment agreements with Mr. Fairfield and Mr. Oberdorf entered into in December 2008, and Mr. Israelsen, entered into in February 2008, provide for certain payments upon termination of their employment and/or change in control.

When the Company entered into these severance arrangements, it was determined that such arrangements were appropriate based on their prevalence within the information collection and distribution industry, as well as for public companies in general, and the dynamic nature of mergers and acquisitions activity within the industry. Given the nature of the responsibilities of the NEOs, we also recognize that they could be involved in critical decisions relating to potential change in control transactions and responsible for the successful implementation of such transactions, while being at risk of losing their jobs if a change in control occurs. The severance arrangements are intended to provide sufficient protection for the NEOs to permit them to consider potential transactions that are in the best interest of our stockholders without being unduly influenced by the possible effects of the transaction on their personal employment situation and individual compensation.

As previously reported, on August 20, 2008, the Company announced that Mr. Gupta resigned as the CEO of the Company effective as of that date. In connection with Mr. Gupta’s resignation, the Company and Mr. Gupta entered into a separation agreement and general release, dated as of August 20, 2008. The Company and Mr. Gupta amended the separation agreement and general release on September 4, 2008 to clarify the terms that govern Mr. Gupta’s entitlement to healthcare benefits.

The severance arrangements and Mr. Gupta’s separation agreement and general release, along with the severance arrangements of the other NEOs, are described in greater detail below under the heading “Other Potential Post-Employment Payments.”

Tax and Accounting Considerations

The Committee considers the tax impact and accounting considerations of our compensation programs on the Company as well as on the NEOs from a personal perspective. For example, the Committee has considered the impact of tax provisions such as Section 162(m) of the Internal Revenue Code in structuring our executive compensation program and, to the extent reasonably possible, in consideration of compensation goals and objectives, the compensation paid to the NEOs has been structured so as to qualify as performance-based and deductible for federal income tax purposes under Section 162(m). However, in consideration of the competitive nature of the market for executive talent, the Committee believes it is more important to deliver situation-appropriate and competitive compensation to drive shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Tax and accounting considerations are one of the many key elements of the Committee’s decision-making process.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.

Respectfully submitted by the
Compensation Committee:

Thomas L. Thomas (Chair)
George Krauss
Bernard W. Reznicek
Roger Siboni

The information contained in the Compensation Committee Report in this Proxy Statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Company for fiscal year 2008, 2007 and 2006 to the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s three most highly compensated executive officers who were serving as executive officers as of December 31, 2008 and whose total compensation exceeded $100,000 for fiscal year 2008 (collectively, the “Named Executive Officers” or “NEOs”):

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(5)	($)(6)	($)(7)	($)(8)	($)(6)	($)(9)	($)

Vinod Gupta(1)	2008	$499,039	$—	$—	$455,822	$—	$10,442,616	$11,397,477
Former Chief Executive	2007	750,000	—	—	746,738	995,625	818,248	3,310,611
Officer (Former Principal	2006	836,539	—	—	987,546	—	646,931	2,471,016
Executive Officer)
Bill L. Fairfield(1)	2008	253,846	—	6,460	—	—	865	261,171
Chief Executive Officer
(Principal Executive Officer)
Stormy L. Dean(2)	2008	392,989	50,000	399	—	—	40,900	484,288
Former Chief Financial Officer	2007	300,000	100,000	—	—	236,100	48,250	684,350
(Former Principal Financial	2006	270,769	46,000	—	—	144,000	9,600	470,369
Officer; Former Principal Accounting Officer)
Thomas Oberdorf(2)	2008	22,885	100,000	3,782	—	—	4,231	130,898
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)
Edward C. Mallin	2008	694,349	150,000	1,595	—	—	79,625	925,569
President, Services Group	2007	600,000	—	—	3,312	472,200	102,750	1,178,262
	2006	597,692	300,000	—	22,931	—	102,600	1,023,223
Mark Israelsen(3)	2008	355,385	400,000	638	—	—	18,228	774,251
President, SalesGenie.com
Dr. Greg Mahnke(4)	2008	336,162	—	399	—	261,398	64,142	662,101
President, Macro International

(1)	Effective August 20, 2008, Mr. Gupta resigned his position as the Chief Executive Officer of the Company, and Mr. Fairfield was appointed to the position. This table reflects Mr. Gupta’s and Mr. Fairfield’s compensation as NEOs. Mr. Gupta’s compensation subsequent to August 20, 2008 as a director, and Mr. Fairfield’s compensation as a director prior to August 20, 2008, are reported under “Director” compensation.

(2)	Effective December 5, 2008, Mr. Dean resigned his position as the Chief Financial Officer of the Company, and Mr. Oberdorf was appointed to the position. Mr. Dean remains employed by the Company in a different capacity.

(3)	Mr. Israelsen was hired on February 1, 2008. Subsequent to the end of fiscal 2008, Mr. Israelsen ceased to be an executive officer and employee of the Company.

(4)	Subsequent to the end of fiscal 2008, Dr. Mahnke ceased to be an executive officer and employee of the Company.

(5)	The dollar amount for the base salary of each executive officer varies slightly from that presented under the heading “Compensation Discussion and Analysis” due to the timing of the Company’s pay cycle.

(6)	See “Compensation Discussion and Analysis — Executive Compensation Decisions for Fiscal Year 2008” for a discussion of how the bonus and incentive award amounts were determined.

(7)	Represents the amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with SFAS 123R for awards of restricted stock units granted under our 2007 Omnibus Incentive Plan, as amended. The number of awards granted in 2008 can be found in the table “Grants of Plan-Based Awards.”

(8)	Represents the amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with SFAS 123R for awards of stock options under our 1997 Stock Option Plan, as amended. The following table summarizes the assumptions used in the valuation of option awards.

		Number of						2008 Fiscal	2007 Fiscal	2006 Fiscal
		Shares of						Year	Year	Year
	Grant	Stock	Dividend	Risk-Free	Expected		Forfeiture	Compensation	Compensation	Compensation
Name	Date	Granted	Yield Rate	Rate	Term	Volatility	Rate	Cost	Cost	Cost

V. Gupta	5/3/2002	500,000	—%	2.87%	4.67	89.06	—	$—	$—	$10,317
	7/24/2003	600,000	—	2.87	4.67	89.06	—	—	39,728	270,226
	3/10/2005	500,000	1.71	4.42	7.50	76.99	—	455,822	707,010	707,003
E. Mallin	5/3/2002	20,000	—	2.87	4.67	89.06	—	—	—	413
	7/24/2003	50,000	—	2.87	4.67	89.06	—	—	3,312	22,518

(9)	The following tables summarize the benefits included in the “All Other Compensation” column.

		Mr.		Mr.		Mr.
2008	Mr. Gupta(a)	Fairfield	Mr. Dean	Oberdorf	Mr. Mallin	Israelsen	Dr. Mahnke

Severance(b)	$10,000,000	$—	$—	$—	$—	$—	$—
Benefit from Company automobiles(d)	27,150	—	—	—	—	—	—
Benefit from Company aircraft(e)	181,629	—	—	—	—	—	—
Benefit from club memberships(f)	31,656	—	—	—	—	—	—
Expense reimbursement(g)	62,537	—	—	—	—	—	—
Personnel services(h)	68,019	—	—	—	—	—	—
Home office allowance(k)	64,000	—	34,000	—	72,000	—	44,000
401(k) and profit sharing plan contributions(m)	6,900	865	6,900	—	6,900	—	15,241
Life insurance premiums(n)	—	—	—	—	—	—	4,901
Relocation expenses(o)	—	—	—	4,231	—	—	—
Housing expense(p)	725	—	—	—	725	18,228	—

Total	$10,442,616	$865	$40,900	$4,231	$79,625	$18,228	$64,142

2007	Mr. Gupta(a)	Mr. Dean	Mr. Mallin

Benefit from Company yacht(c)	$5,836	$—	$—
Benefit from Company automobiles(d)	66,354	—	—
Benefit from Company aircraft(e)	152,903	—	—
Benefit from club memberships(f)	63,528	—	—
Expense reimbursement(g)	156,682	—	—
Personnel services(h)	124,285	—	—
Personal legal fees(i)	145,910	—	—
Prize money in a Company-sponsored contest(j)	—	17,000	—
Home office allowance(k)	96,000	24,000	96,000
Automobile allowance(l)	—	500	—
401(k) and profit sharing plan contributions(m)	6,750	6,750	6,750

Total	$818,248	$48,250	$102,750

2006	Mr. Gupta(a)	Mr. Dean	Mr. Mallin

Benefit from Company yacht(c)	$11,376	$—	$—
Benefit from Company automobiles(d)	81,588	—	—
Benefit from Company aircraft(e)	125,708	—	—
Benefit from club memberships(f)	67,551	—	—
Expense reimbursement(g)	123,512	—	—
Personnel services(h)	124,596	—	—
Home office allowance(k)	96,000	—	96,000
Automobile allowance(l)	—	3,000	—
401(k) and profit sharing plan contributions(m)	6,600	6,600	6,600
Executive compensation consultant(q)	10,000	—	—

Total	$646,931	$9,600	$102,600

(a)	As described under “Certain Relationships and Related Transactions,” the Company made payments during 2008 and 2007 to Jess Gupta, Mr. Gupta’s son, of approximately $24,000 and $48,000, respectively for rent and $6,000 and $11,000, respectively for condominium association dues for a residence owned by Jess Gupta and used on occasion by Company employees and other persons with a business relationship with the Company. However, after these payments are reduced by (1) amounts attributable to the use of the property for business purposes by Company employees or other persons with a business relationship with the Company, as calculated on a per-day basis using the rates of nearby hotels, and (2) amounts attributable to the use of other properties owned by Mr. Gupta for business purposes by Company employees or other persons with a business relationship with the Company for which the Company was not charged a rental fee, as calculated on a per-day basis using the rates of hotels in comparable locations, no net benefit to Mr. Gupta remains, and therefore no amount has been included in the table above. The Company’s rental of this condominium was discontinued in August 2008.

(b)	Represents the amount awarded under the terms of the Stipulation of Settlement, related to Mr. Gupta’s resignation as Chief Executive Officer of the Company on August 20, 2008. Mr. Gupta and the Company entered into a Separation Agreement and General Release dated August 20, 2008 (the “Separation Agreement”), under which Mr. Gupta granted a general release of the Company and received the right to severance payments totaling $10.0 million. The first severance payment in the amount of $5.0 million, which was due within sixty days of execution of the Separation Agreement, was paid by the Company to Mr. Gupta on October 17, 2008.

(c)	Represents the aggregate incremental cost to the Company during 2007 and 2006 of use of a Company-owned yacht by Mr. Gupta and his guests. We calculated the incremental cost of the use of the yacht by adding the operational cost of the yacht (including fuel, crew cost and catering), the depreciation recorded with respect to the yacht and the interest expenses associated with the yacht, in each case pro-rated based on the number of days spent on board. Mr. Gupta believes that the Company has listed in this category expenses that were reasonable business expenses and that were integrally and directly related to the performance of his executive duties and/or did not provide any personal benefit to him.

(d)	Represents the aggregate incremental cost to the Company during 2008, 2007 and 2006 of use of Company-owned or leased automobiles by Mr. Gupta. We calculated the cost of the use of the automobiles by adding the lease payments with respect to Company-leased automobiles, the depreciation recorded with respect to Company-owned automobiles and the insurance premiums. Mr. Gupta believes that the Company has listed in this category expenses that were reasonable business expenses and that were integrally and directly related to the performance of his executive duties and/or did not provide any personal benefit to him.

(e)	Represents the cost to the Company of use of Company-owned fractional ownership interests in aircraft by Mr. Gupta, and his respective guests during 2008, 2007 and 2006. With respect to flights undertaken for business purposes, no value has been attributed to additional passengers (including friends, family members and other guests) because the Company is billed for flights by the hour, regardless of the number of passengers, and therefore such passengers add only de minimis cost to such flights. Mr. Gupta believes that the Company has listed in this category expenses that were reasonable business expenses and that were integrally and directly related to the performance of his executive duties and/or did not provide any personal benefit to him.

(f)	Represents payments by the Company during the fiscal year of usage fees, entertainment expenses and other expenses, as well as of one half of periodic dues, in connection with the use by Mr. Gupta, his guests, and Company employees, of golf club and country club memberships (the remainder of the periodic dues are paid directly by Mr. Gupta). Mr. Gupta believes that the Company has listed in this category expenses that were reasonable business expenses and that were integrally and directly related to the performance of his executive duties and/or did not provide any personal benefit to him.

(g)	Represents payments by the Company during the fiscal year of expenses charged by Mr. Gupta to various credit cards for expense reimbursement. The Company reviewed credit cards statements in detail based on the information available, and classified as perquisite entries with respect to which the Company was unable to identify adequate support to conclude that the expenditures were integrally and directly related to the performance of Mr. Gupta’s duties. Mr. Gupta believes that the Company has listed in this category expenses that were reasonable business expenses and that were integrally and directly related to the performance of his executive duties and/or did not provide any personal benefit to him.

(h)	Represents payments by the Company during each fiscal year of salaries and expenses related to the rendering of property management and other services to assist Mr. Gupta. Mr. Gupta believes that the Company has listed in this category expenses that were reasonable business expenses and that were integrally and directly related to the performance of his executive duties and/or did not provide any personal benefit to him.

(i)	Represents payments by the Company during 2007 of personal legal fees incurred by Mr. Gupta.

(j)	Represents prize money paid by the Company during 2007 to Mr. Dean as the winner of a Company-sponsored contest.

(k)	Represents payments by the Company during each fiscal year with respect to Messrs. Gupta, Dean, Mallin and Dr. Mahnke of costs associated with enabling them to perform their business responsibilities from their homes.

(l)	Represents payments by the Company during 2007 and 2006 of costs associated with the use by Mr. Dean of his personal automobile.

(m)	Represents matching Company contributions to the Company 401(k) and profit sharing plans.

(n)	Represents payments by the Company during 2008 for Dr. Mahnke’s life insurance plan.

(o)	Represents payments by the Company during 2008 to Mr. Oberdorf for relocation expenses of $2,399 and related tax gross ups of $1,832 to relocate to the Company’s headquarters in Omaha, Nebraska.

(p)	Represents payments by the Company during 2008 for housing expenses for Messrs. Gupta, Mallin and Israelsen.

(q)	Represents payments by the Company during 2006 of expenses associated with retaining an executive compensation consultant for Mr. Gupta.

The following table provides information regarding each grant of a plan-based award made to a NEO in the year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

				Stock Awards(2):	Grant Date
	Estimated Future Payouts Under Non-Equity			Number of Shares	Fair Value
	Incentive Plan Awards(1)			of Stock or Units	of Stock and
Name	Threshold ($)	Target ($)	Maximum ($)	Granted (#)	Option Awards(3)

V. Gupta	$—	$—	$—	—	$—
B. Fairfield	—	—	—	200,000	726,000
S. Dean	190,000	285,000	380,000	25,000	116,500
T. Oberdorf	—	—	—	117,080	425,000
E. Mallin	330,000	495,000	660,000	100,000	466,000
M. Israelsen(4)	—	0	—	40,000	186,400
G. Mahnke(4)	—	261,398	—	25,000	116,500

(1)	With respect to Messrs. Dean and Mallin, these columns reflect potential awards under our 2008 Plan. The components of this plan and the non-equity incentive plans for Mr. Israelsen and Dr. Mahnke are discussed in more detail under the heading “Compensation Discussion and Analysis — Executive Compensation for Fiscal Year 2008.” Actual payouts for 2008, if any, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For 2008, with the exception of Dr. Mahnke, the performance levels were not met and therefore, no performance based year end bonuses were paid for 2008. The grant date for these awards was January 24, 2008 for Mr. Dean and Mr. Mallin, February 1, 2008 for Mr. Israelsen and January 18, 2008 for Dr. Mahnke. Mr. Gupta, Mr. Fairfield, and Mr. Oberdorf did not participate in our 2008 incentive plans.

(2)	Grant of Restricted Stock Units under the 2007 Omnibus Incentive Plan discussed in our “Compensation Discussion and Analysis.” The grant date for these awards was December 18, 2008 for Mr. Fairfield and Mr. Oberdorf and December 26, 2008 for Mr. Dean, Mr. Mallin, Mr. Israelsen and Dr. Mahnke. The restricted stock units vest in four equal annual installments commencing December 18, 2009 for Messrs. Fairfield and Oberdorf and December 26, 2009 for Messrs. Dean, Mallin, Israelsen and Dr. Mahnke. If employment terminates for any reason, the remaining restricted stock units which have not vested are forfeited, except upon the consummation of a Corporate Transaction, as defined in the Company’s Amended and Restated 2007 Omnibus Incentive Plan, the RSUs will become 100% vested if they are not assumed, or equivalent RSUs are not substituted for the RSUs, by the Company or its successor.

(3)	Amounts are computed in accordance with SFAS No. 123R.

(4)	Neither Mr. Israelsen’s or Dr. Mahnke’s award had a minimum or a maximum threshold.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards(1)
	Number of	Number of
	Securities	Securities			Stock Awards(2)
	Underlying	Underlying			Number of	Market Value
	Unexercised	Unexercised			Shares or Units	of Shares or
	Options	Options	Option	Option	of Stock that	Units of Stock
	(#)	(#)	Exercise	Expiration	Have Not Vested	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Have Not Vested (#)	Vested ($)

V. Gupta	224,999	275,000	$12.60	3/10/2015	—	$—
B. Fairfield					200,000	948,000
S. Dean					25,000	118,500
T. Oberdorf					117,080	554,959
E. Mallin					100,000	474,000
M. Israelsen					40,000	189,600
G. Mahnke					25,000	118,500

(1)	These options were granted under the Company’s 1997 Stock Option Plan, as amended, on March 10, 2005. These options vested 30% on March 10, 2008 and 15% on March 10, 2009, and will vest 15% on March 10, 2010, 15% on March 10, 2011, 15% on March 10, 2012 and 10% on March 10, 2013. These options have a term of 10 years.

(2)	See footnotes 2 and 3 for the above “Grants of Plan-Based Awards” table for a description of these restricted stock units for Messrs. Fairfield, Dean, Oberdorf, Mallin, Israelsen and Dr. Mahnke.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Severance Agreements with NEOs

In February 2006, the Company entered into severance agreements with Edward C. Mallin and Stormy L. Dean. Each of the severance agreements provides that if the executive’s employment is terminated either (i) by the Company for any reason other than Cause (as defined in the severance agreement), or (ii) by the executive for Good Reason (as defined in the severance agreement), the Company will make payments to the executive at a rate equal to the executive’s Total Compensation (as defined below) for a period from 6 months to 24 months, depending on the length of service completed by the executive. In addition, if the executive elects to continue health and/or dental insurance coverage under COBRA, the Company will pay the employer portion of the monthly premium until the executive obtains substantially equivalent insurance coverage, but, in any event, for not more than 12 months. “Total Compensation” means the executive’s base salary as in effect at the time of termination, plus the average of the executive’s annual bonus amount for the three calendar years preceding the year in which the executive’s employment terminates. If the Company becomes subject to a Change in Control (as defined below) and within twelve (12) months after such Change in Control, the executive’s employment is terminated either (i) by the Company for any reason other than Cause, or (ii) by the executive for Good Reason, the Company shall pay to the executive a lump sum based on the executive’s Total Compensation. The amount of the lump sum will be from one time up to three times the executive’s Total Compensation, depending on the length of service completed by the executive, together with additional payments sufficient to compensate for certain federal excise taxes. In addition, if the executive elects to continue health and/or dental insurance coverage under COBRA, the Company will pay the employer portion of the monthly premium until the executive obtains substantially equivalent insurance coverage, but, in any event, for not more than 12 months. Also, all shares of capital stock, stock options, performance units, stock appreciation rights or other derivative securities of the Company held by the executive at the time of termination will become fully vested and exercisable. If the executive’s employment terminates as a result of the executive’s death or Disability (as defined in the severance agreement), the Company shall pay the executive’s accrued compensation through the termination date, and a pro rata portion of the executive’s target bonus for the year in which termination occurs. To receive any severance benefits, the executive must execute a general release of all claims against the Company and must refrain from competing with the Company and from soliciting the Company’s employees for a period of up to 12 months after the date of termination. If it is determined that any payment or distribution will be subject to the excise tax imposed under Internal Revenue Code Section 280G, then the executive will be entitled to receive an additional payment or “gross up” to ensure that severance payments are not diminished.

For purposes of the severance agreements, a “Change in Control” includes (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) a change in the majority of the board of directors without the approval of the incumbent board; (iv) any incumbent director who beneficially owns more than twenty percent (20%) of the total voting power represented by the Company’s then outstanding voting securities involuntarily ceasing to be a director; or (v) any transaction as a result of which any person first becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 15% of the total voting power represented by the Company’s then outstanding voting securities.

In December 2008, the Company entered into an employment agreement with Bill L. Fairfield. Please refer to the Form 8-K filed by the Company on December 31, 2008 for a complete copy of the employment agreement. The agreement with Mr. Fairfield provides for severance under certain circumstances. If the executive’s employment is terminated either (i) by the Company without Cause (as defined in the agreement), or (ii) by the executive for Good Reason (as defined in the agreement), and such termination is not in anticipation of or on or after a Change of Control (as defined in the agreement), the Company will make payments to the executive at a rate equal to one half the executive’s then Annual Salary plus one half the targeted Annual Cash Incentive for the year of termination. If such termination is in anticipation of or on or after a Change of Control, the Company shall pay to the executive a lump sum equal to two times executive’s then Annual Salary plus two times the targeted Annual Cash Incentive for the year of termination, less any Change of Control incentive payment received by the executive. Regardless of whether such termination was related to a Change of Control, the executive, his spouse and dependent children shall be entitled to continuation of health insurance coverage under the Company’s plans at the Company’s expense for one year. Also, all equity awards held by executive at termination which vest based on time shall become vested as of termination. Finally, any performance objectives upon which the earning of performance-based long-term incentives are conditioned shall be earned based on earned based on actual performance at the date of termination.

If the executive’s employment terminates as a result of the executive’s death or Disability (as defined in the severance agreement), the Company shall pay the executive’s accrued compensation through the termination date, and a pro rata portion of the executive’s target bonus for the year in which termination occurs. The executive (if disabled), his spouse and dependent children shall be entitled to continuation of health insurance coverage under the Company’s plans at the Company’s expense for one year. Also, all equity awards held by executive at termination which vest based on time shall become vested as of termination. Finally, any performance objectives upon which the earning of performance-based long-term incentives are conditioned shall be deemed to have been met at the target level on the date of termination.

To receive any severance benefits, the executive must execute a general release of all claims against the Company. Executive has also agreed to refrain from competing with the Company and from soliciting the Company’s employees for a period of one year after the date of termination. If it is determined that any payment or distribution will be subject to the excise tax imposed under Internal Revenue Code Section 280G, then the executive will be entitled to receive an additional payment or “gross up” to ensure that severance payments are not diminished.

In February 2008, a subsidiary of the Company, SalesGenie.com, Inc. entered into an employment agreement with Mark Israelsen, which provides for severance under certain circumstances. If Mr. Israelsen is terminated without “cause” (as defined in the agreement) or resigns for “Good Reason” (as defined in the agreement), the Company shall pay him, for a period of twelve months, his then current base salary plus a pro-rata amount equal to his annual bonus for the prior year. Such payments will cease immediately upon the first date executive commences any other full time employment. Additionally, upon such termination, the Company shall pay the executive any amount remaining under his agreed upon quarterly bonus, which is payable for the first 12 quarters of employment at $100,000 per quarter. Subsequent to the end of fiscal 2008, Mr. Israelsen ceased to be an executive officer and employee of the Company. The Company agreed to pay Mr. Israelsen severance of $400,000, of which $123,077 has already been paid, in accordance with his employment agreement.

To receive any severance benefits, the executive must execute a general release of claims against the Company. Executive has also agreed to refrain from competing against the Company and soliciting the Company’s customers or employees for a period of two years following termination of employment.

In December 2008, the Company entered into an employment agreement with Thomas Oberdorf. Please refer to the Form 8-K/A filed by the Company on December 31, 2009 for a complete copy of the employment agreement. The agreement with Mr. Oberdorf provides for severance under certain circumstances. If the executive’s employment is terminated either (i) by the Company without Cause (as defined in the agreement), or (ii) by the executive for Good Reason (as defined in the agreement), and such termination is not in anticipation of, or on or after a Change of Control (as defined in the agreement), the Company will make payments to the executive at a rate equal to one times the executive’s then Annual Salary plus one times the average of the two highest Annual Cash Incentive payments received by the executive in the preceding three years (the total being defined as the “Base Severance Amount”). If such termination is in anticipation of or on or within 2 years after a Change of Control, the Company shall pay to the executive a lump sum equal to the Base Severance Amount within 30 days of termination, and will also pay, one year after termination, another lump sum equal to the Base Severance Amount less executive’s then total compensation from any gainful employment. Regardless of whether such termination was related to a Change of Control, the executive, his spouse and dependent children shall be entitled to continuation of health insurance coverage under the Company’s plans at the Company’s expense for one year. Also, all equity awards held by executive at termination which vest based on time shall become vested as of termination. Finally, any performance objectives upon which the earning of performance-based long-term incentives are conditioned shall be earned based on actual performance at the date of termination.

If the executive’s employment terminates as a result of the executive’s death or Disability (as defined in the severance agreement), the Company shall pay the executive’s accrued compensation through the termination date, and a pro rata portion of the executive’s target bonus for the year in which termination occurs. The executive (if disabled), his spouse and dependent children shall be entitled to continuation of health insurance coverage under the Company’s plans at the Company’s expense for one year. Also, all equity awards held by executive at termination which vest based on time shall become vested as of termination. Finally, any performance objectives upon which the earning of performance-based long-term incentives are conditioned shall be deemed to have been met at the target level on the date of termination.

To receive any severance benefits, the executive must execute a general release of all claims against the Company. Executive has also agreed to refrain from competing with the Company and from soliciting the Company’s employees for a period of one year after the date of termination. If it is determined that any payment or distribution will be subject to the excise tax imposed under Internal Revenue Code Section 280G, then the executive will be entitled to receive an additional payment or “gross up” to ensure that severance payments are not diminished.

Following the end of 2008, the Company, in March of 2009, entered into a severance and change in control agreement with Dr. Greg Mahnke. The agreement with Dr. Mahnke provides for severance if he is terminated without cause within twelve months following the sale of the Company’s Macro International subsidiary to ICF International, which such sale was completed on March 31, 2009. If, during the twelve months following the sale, either (i) the executive’s employment is terminated for other than Cause (as defined in the agreement), or (ii) the executive terminates his employment for Good Reason (as defined in the agreement), the Company will make a lump sum payment to the executive at a rate equal to one times the Executive’s base annual salary plus one times the executive’s targeted bonus for the year in which the Change in Control occurs.

To receive any severance benefits, the executive must execute a general release of all claims against the Company. Executive has also agreed to refrain from soliciting the Company’s customers during the term of the agreement, and shall not solicit the Company’s employees for the term of the agreement plus a period of one year following.

Potential Payments under the Severance Agreements

The following tables set forth the payments Mr. Fairfield, Mr. Dean, Mr. Oberdorf, Mr. Mallin, Mr. Israelsen and Dr. Mahnke would receive if they were terminated as of December 31, 2008.

Potential Payments to Bill L. Fairfield upon the Occurrence of Certain Events

		Termination
		by the
		Executive				Change in	Change in
		for Good	Termination			Control of	Control of
	Voluntary	Reason,	by the			Company	Company
	Termination or	Other Than	Company			without the	with the
	Termination for	a Change	without			Executive’s	Executive’s
Component of Compensation	Cause	in Control	Cause	Disability	Death	Termination	Termination

Cash Severance (base salary + bonus)	$—	$510,000	$510,000	$270,000	$270,000	$510,000	$2,040,000
Stock Awards(1)	—	948,000	948,000	948,000	948,000	948,000	948,000
Health Insurance	—	6,950	6,950	6,950	6,950	—	6,950
Life Insurance	—	—	—	—	50,000	—	—
Disability Pay	—	—	—	349,808	—	—	—

Potential Payments to Stormy L. Dean upon the Occurrence of Certain Events

		Termination
		by the
		Executive				Change in	Change in
		for Good	Termination			Control of	Control of
	Voluntary	Reason,	by the			Company	Company
	Termination or	Other Than	Company			without the	with the
	Termination for	a Change	without			Executive’s	Executive’s
Component of Compensation	Cause	in Control	Cause	Disability	Death	Termination	Termination

Cash Severance (base salary + bonus)	$—	$914,700	$914,700	$—	$—	$—	$1,219,600
Stock Awards	—	—	—	118,500	118,500	118,500	118,500
Health Insurance	—	6,352	6,352	—	—	—	6,352
Life Insurance	—	—	—	—	50,000	—	—
Disability Pay	—	—	—	1,636,932	—	—	—
Accrued Vacation Pay	52,050	52,050	52,050	52,050	52,050	—	52,050

Potential Payments to Thomas Oberdorf upon the Occurrence of Certain Events

		Termination
		by the
		Executive				Change in	Change in
		for Good	Termination			Control of	Control of
	Voluntary	Reason,	by the			Company	Company
	Termination or	Other Than	Company			without the	with the
	Termination for	a Change	without			Executive’s	Executive’s
Component of Compensation	Cause	in Control	Cause	Disability	Death	Termination	Termination

Cash Severance (base salary + bonus)	$—	$425,000	$425,000	$—	$—	$—	$850,000
Stock Awards	—	554,959	554,959	554,959	554,959	554,959	554,959
Accrued Vacation Pay	2,452	2,452	2,452	2,452	2,452	—	2,452

Potential Payments to Edward C. Mallin upon the Occurrence of Certain Events

		Termination
		by the
		Executive				Change in	Change in
		for Good	Termination			Control of	Control of
	Voluntary	Reason,	by the			Company	Company
	Termination or	Other Than	Company			without the	with the
	Termination for	a Change	without			Executive’s	Executive’s
Component of Compensation	Cause	in Control	Cause	Disability	Death	Termination	Termination

Cash Severance (base salary + bonus)	$—	$2,224,200	$2,224,200	$—	$—	$—	$3,336,300
Stock Awards	—	—	—	474,000	474,000	474,000	474,000
Health Insurance	—	5,224	5,224	—	—	—	5,224
Life Insurance	—	—	—	—	50,000	—	—
Disability Pay	—	—	—	734,466	—	—	—

Potential Payments to Mark Israelsen upon the Occurrence of Certain Events (1)

		Termination
		by the
		Executive				Change in	Change in
		for Good	Termination			Control of	Control of
	Voluntary	Reason,	by the			Company	Company
	Termination or	Other Than	Company			without the	with the
	Termination for	a Change	without			Executive’s	Executive’s
Component of Compensation	Cause	in Control	Cause	Disability	Death	Termination	Termination

Cash Severance (base salary + bonus)	$—	$1,200,000	$1,200,000	$—	$—	$—	$1,200,000
Stock Awards	—	—	—	—	—	189,600	189,600
Health Insurance	—	6,948	6,948	6,948	6,948	—	6,948
Life Insurance	—	—	—	—	200,000	—	—
Disability Pay	—	—	—	1,044,164	—	—	—
Accrued Vacation Pay	25,385	25,385	25,385	25,385	25,385	—	25,385

(1)	Subsequent to the end of fiscal 2008, Mr. Israelsen ceased to be an executive officer and employee of the Company.

Potential Payments to Dr. Greg Mahnke upon the Occurrence of Certain Events (2)

		Termination
		by the
		Executive				Change in	Change in
		for Good	Termination			Control of	Control of
	Voluntary	Reason,	by the			Company	Company
	Termination or	Other Than	Company			without the	with the
	Termination for	a Change	without			Executive’s	Executive’s
Component of Compensation	Cause	in Control	Cause	Disability	Death	Termination	Termination

Cash Severance (base salary + bonus)	$—	$304,344	$304,344	$304,333	$—	$—	$593,398
Stock Awards(1)	—	—	—	—	—	118,500	118,500
Health Insurance	—	10,879	10,879	10,879	10,879	—	10,879
Life Insurance	—	—	—	—	50,000	—	—
Disability Pay	—	—	—	955,068	—	—	—
Accrued Vacation Pay	46,397	46,397	46,397	46,397	46,397	—	46,397

(1)	The value of the stock award payments are calculated based on the amount awarded multiplied by the closing price of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2008. In the case of a change on control of the Company, upon the consummation of a Corporate Transaction, as defined in the Company’s Amended and Restated 2007 Omnibus Incentive Plan, the RSUs will become 100% vested if they are not assumed, or equivalent RSUs are not substituted for the RSUs, by the Company or its successor.

(2)	Subsequent to the end of fiscal 2008, Dr. Mahnke ceased to be an executive officer and employee of the Company.

DIRECTOR COMPENSATION

For the period from January 1, 2008 through December 31, 2008, non-employee directors receive an annual cash retainer of $120,000, payable in monthly installments of $10,000 each. Mr. Gupta and Mr. Fairfield do not receive compensation for their service on the Board of Directors during the time period they were in the position of Chief Executive Officer for the Company.

For the period from January 1, 2008 through December 31, 2008, the chair of each standing Board committee, in addition to other compensation he received for services as a director, received an annual cash retainer of $20,000, payable in monthly installments of $1,667 each. For the periods of time in which the Company had a non-executive Chairman, the Chairman of the Board received an additional annual cash retainer of $50,000, payable in monthly installments of $4,167 each. For the periods of time in which the Company had a Lead Independent Director, the Lead Independent Director received, in addition to other compensation he received for services as a director or a committee chair, an additional annual cash retainer of $25,000, payable in monthly installments of $2,083 each. Members of non-standing committees, including the Special Litigation Committee, each received a cash retainer of $50,000, payable at the creation date of that committee, and an additional per meeting fee of $4,000 if travel was required or $2,000 if travel was not required.

	Fees
	Earned or
	Paid in Cash	Total
Name	($)	($)

Bernard W. Reznicek(1)	$296,615	$296,615
George Krauss(2)	288,917	288,917
Clifton T. Weatherford(3)	273,776	273,776
Robin S. Chandra(4)	256,581	256,581
Bill L. Fairfield(5)	248,250	248,250
Elliot S. Kaplan	120,000	120,000
John N. Staples III	110,000	110,000
Dr. George F. Haddix(6)	104,903	104,903
Dr. Vasant H. Raval(7)	102,903	102,903
Vinod Gupta(8)	40,000	40,000
Gary Morin(9)	22,581	22,581
Dennis P. Walker(10)	10,000	10,000

(1)	Mr. Reznicek received $144,000 in compensation, included within this total fees earned or paid in cash amount, for his services on the Special Litigation Committee during 2008.

(2)	Mr. Krauss received $148,000 in compensation, included within this total fees earned or paid in cash amount, for his services on the Special Litigation Committee during 2008.

(3)	Mr. Weatherford received $142,000 in compensation, included within this total fees earned or paid in cash amount, for his services on the Special Litigation Committee during 2008.

(4)	Mr. Chandra resigned from the Board of Directors effective February 6, 2009. He received $134,000 in compensation, included within this total fees earned or paid in cash amount, for his services on the Special Litigation Committee during 2008.

(5)	Mr. Fairfield was appointed to the position of Chief Executive Officer of the Company effective August 20, 2008. As of that date he no longer received compensation for his service on the Board of Directors. His compensation as Chief Executive Officer is reported in the “Summary Compensation Table.” Outstanding equity awards for Mr. Fairfield are reported in the “Outstanding Equity Awards at Fiscal Year-End” table. Mr. Fairfield received $144,000 in compensation, included within this total fees earned or paid in cash amount, for his services on the Special Litigation Committee during 2008.

(6)	Dr. Haddix resigned from the Board of Directors effective December 9, 2008.

(7)	Dr. Raval resigned from the Board of Directors effective December 9, 2008.

(8)	Mr. Gupta resigned as Chief Executive Officer of the Company effective August 20, 2008. As of that date he began receiving compensation for his service on the Board of Directors. His compensation as Chief Executive Officer is reported in the “Summary Compensation Table.” Outstanding equity awards for Mr. Gupta are reported in the “Outstanding Equity Awards at Fiscal Year-End” table.

(9)	Mr. Morin was appointed to the Board of Directors effective October 24, 2008.

(10)	Mr. Walker resigned from the Board of Directors effective January 25, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Currently, the following individuals serve as members of the Compensation Committee: Thomas L. Thomas (Chair), George Krauss, Bernard W. Reznicek, and Roger Siboni. Prior members of the Compensation Committee in 2008 included Dr. George F. Haddix, Robin S. Chandra and Dennis P. Walker. No member of the Compensation Committee (with the exception of Mr. Fairfield, who became Chief Executive Officer of the Company in August 2008, subsequent to his resignation from the Compensation Committee in 2007) is or ever has been an executive officer or employee of the Company (or any of its subsidiaries), and no “compensation committee interlocks” existed during fiscal year 2008.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s common stock as of September 14, 2009 (i) by each of the executive officers named in the table in Item 11 under the heading “Executive Compensation — Summary Compensation Table,” (ii) by each director, (iii) by all current directors and executive officers as a group and (iv) by all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock:

	Common Stock		Percent of
	Beneficially		Outstanding
Beneficial Owners	Owned(1)		of Common Stock

Vinod Gupta	21,036,509	(2)	36.6%
PO Box 27395 Omaha, Nebraska 68127
Cardinal Capital Management, LLC	3,177,813	(3)	5.5%
One Fawcett Place Greenwich, Connecticut 06830
Bill L. Fairfield	8,640		*
Bernard W. Reznicek	1,000		*
John N. Staples III	2,000		*
Gary Morin	—		—
Roger Siboni	—		—
Thomas L. Thomas	—		—
Clifton T. Weatherford	—		—
George Krauss	—		—
Dr. Greg Mahnke	17,365		*
Edward C. Mallin	45,896		*
Stormy L. Dean	15,275		*
Thomas Oberdorf	11,283		*
Mark Israelsen	—		—
All directors, nominees and executive officers as a group (16 persons)	21,149,181	(4)	36.8%

*	Less than 1%

(1)	Includes the following shares that may be purchased within 60 days of September 14, 2009 pursuant to the exercise of outstanding options: Mr. Vinod Gupta, 224,999 shares.

(2)	Includes shares held by the following trusts, with respect to which Mr. Gupta has sole voting and dispositive powers: Vinod Gupta Revocable Trust (14,676,037 shares); Vinod Gupta 2008 Irrevocable Annuity Trust (407,385 shares); Vinod Gupta 2008 Irrevocable Annuity Trust II (1,000,000 shares); Vinod Gupta 2009 Irrevocable Annuity Trust (1,500,000 shares); Vinod Gupta Charitable Remainder Trust (97,500 shares); World Education Foundation (598,500 shares); and irrevocable trusts for three adult children (2,417,088 shares). Also includes 115,000 shares held by Mr. Gupta’s spouse, with respect to which Vinod Gupta has shared voting and dispositive powers. Mr. Gupta disclaims beneficial ownership of the shares held by the Vinod Gupta Charitable Remainder Trust, the World Education Foundation, the Annuity Trusts, the trusts for his children, and the shares held by his spouse. Of the foregoing total shares, Mr. Gupta has pledged a total of 8,000,000 shares to secure repayment of loans from unaffiliated lenders.

(3)	Based on information contained in a report on Form 13F that Cardinal Capital Management, LLC filed with the SEC on August 14, 2009, which contained information as of June 30, 2009. On March 22, 2006, Cardinal Capital Management, LLC filed with the SEC a report on Form 13D/A to report beneficial ownership of 3,336,810 shares.

(4)	Includes 11,213 shares beneficially owned by Thomas J. McCusker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were timely complied with, except that the following reports were filed late: four Form 3’s reporting newly named Board of Directors Robin S. Chandra, George Krauss, John N. Staples III and Clifton T. Weatherford, four Form 4’s reporting restricted stock unit grants for Bill L. Fairfield, Thomas Oberdorf, Thomas J. McCusker and Fred Vakili, two Form 5’s reporting gifting of shares of stock for Vinod Gupta and one Form 3 reporting newly named executive officer Mark Israelsen.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

KPMG LLP (“KPMG”) served as our independent auditors for the fiscal year ended December 31, 2008, and has been selected by the Audit Committee as our independent auditors for the fiscal year ending December 31, 2009. This selection is submitted for ratification by a vote of shareholders as a matter of good corporate governance. A representative of KPMG is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed to the Company for professional services rendered by KPMG for the audit of the Company’s fiscal year 2008 and 2007 annual financial statements and for other professional services rendered by KPMG in fiscal year 2008 and 2007.

	Fiscal Year
Type of Fee	2008	2007

Audit Fees(1)	$1,565,753	$3,600,330
Audit-Related Fees(2)	428,579	740,783
Tax Fees(3)	82,115	111,423
All Other Fees	14,200	—

Total fees	$2,090,647	$4,452,536

(1)	Audit Fees consist of fees for the financial statement audits, which for 2007 includes fees related to the SLC investigation.

(2)	Audit-Related Fees consist of fees for statutory audits, employee benefit plan audits and due diligence.

(3)	Tax Fees consist of fees for state and federal income tax preparation for a Company subsidiary, tax research and preparation of refund claims.

The above amounts include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all audit and non-audit services described above. The Audit Committee has considered whether the provision of the services described above was and is compatible with maintaining the independence of KPMG.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee operates under a written charter adopted by the Audit Committee, which is posted on the Company’s website at www.infogroup.com under the caption “Investor Relations.” Such charter is reviewed and approved annually. The charter provides that the Audit Committee shall consist of at least three directors who are independent, as independence for audit committee members is defined by NASDAQ National Market rules. Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

The Committee has the sole authority and responsibility to appoint, compensate, retain and oversee the Company’s independent auditors and the independent auditors report directly to the Committee. In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent auditors and internal auditors their audit plans, audit scope and identification of audit risks. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also reviewed and discussed with the independent auditors its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to the independent auditors’ independence from the Company, including those of the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2009 was compatible with the auditors’ independence.

Based upon the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors, the Committee recommended, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Audit Committee

Clifton T. Weatherford (Chair)
Gary Morin
Thomas L. Thomas

The information contained in the Audit Committee Report in this Proxy Statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

OTHER MATTERS

Except as described in this Proxy Statement, we know of no other matters to be considered at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Omaha, Nebraska
September 30, 2009

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/iusa Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 28, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 28, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. Election of directors (with terms expiring 2012):			☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
Nominees:	01 Vinod Gupta	03 Roger S. Siboni		(except as marked)
	02 Gary Morin	04 Thomas L. Thomas
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH
PROPOSAL.

Address Change? Mark Box ☐
Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

infoGROUP Inc.
ANNUAL MEETING OF STOCKHOLDERS
October 29, 2009
9:30 a.m.; local time
at: 1020 East 1st St.
Papillion, Nebraska 68046

infoGROUP Inc.
5711 South 86th Circle
Omaha, Nebraska 68127	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of infoGROUP Inc. (the “Company”) to be held on October 29, 2009 or any adjournments or postponements thereof.
The shares of the Company’s common stock you hold as of the record date on September 14, 2009 will be voted as you specify on the reverse side.
By signing the proxy, you revoke all prior proxies and appoint Bill Fairfield and Thomas Oberdorf (the “Proxy Holders”), or either of them, as proxies with full power of substitution, to vote all shares of common stock of the Company of record in the name of the undersigned at the close of business on September 14, 2009 at the Annual Meeting of Stockholders or any adjournments or postponements thereof.
The undersigned stockholder hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting to be held on October 29, 2009.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS ONE AND TWO. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE WITH RESPECT TO SUCH OTHER MATTERS AS MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
See reverse for voting instructions.